SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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McAfee, Inc.

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2006 NOTICE OF ANNUAL
STOCKHOLDERS’ MEETING
AND PROXY STATEMENT
May 25, 2006
10:00 a.m. EDT
Hilton Hotel
1335 Avenue of the Americas
New York, New York 10019

MCAFEE, INC.
3965 FREEDOM CIRCLE
SANTA CLARA, CALIFORNIA 95054
April 11, 2006
Dear McAfee Stockholder:
      You are cordially invited to join us at the annual meeting of stockholders of McAfee on May 25, 2006.
      It is important that your shares are represented and voted at the annual meeting. Whether or not you plan to attend the annual meeting, please complete, sign, date and promptly return the accompanying proxy in the enclosed postage-paid envelope or vote by telephone or the Internet by following the instructions on the proxy card. Returning the proxy does not deprive you of your right to attend the annual meeting.
      On behalf of the board of directors, I would like to thank you for your continued interest in McAfee. I look forward to seeing you at the annual meeting.

Sincerely,

George Samenuk
Chairman of the Board and
Chief Executive Officer

MCAFEE, INC.
3965 FREEDOM CIRCLE
SANTA CLARA, CALIFORNIA 95054

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 25, 2006

       The Annual Meeting of Stockholders of McAfee, Inc. will be held on Thursday, May 25, 2006, at 10:00 a.m. Eastern Daylight Time at the Hilton Hotel, 1335 Avenue of the Americas, New York, New York 10019, for the following purposes:

1. To elect two directors for three-year terms;

2. To amend our 1993 Stock Option Plan for Outside Directors;

3. To ratify the appointment of Deloitte & Touche LLP as our independent public accountants for the year ending December 31, 2006; and

4. To transact any other business as may properly come before the meeting.
      Only stockholders owning our shares at the close of business on April 3, 2006 are entitled to attend and vote at the meeting. For ten days prior to the meeting, a complete list of these stockholders will be available during ordinary business hours at our principal office.

By order of the Board of Directors,

Kent H. Roberts
Secretary
Santa Clara, California
April 11, 2006

MCAFEE, INC.
3965 Freedom Circle
Santa Clara, California 95054
      The accompanying proxy is solicited by our board of directors for use at the 2006 Annual Meeting of Stockholders to be held May 25, 2006 at the Hilton Hotel, 1335 Avenue of the Americas, New York, New York 10019, or any adjournment thereof. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.
      Your proxy is solicited by our board of directors. The cost of soliciting proxies will be borne by us and we will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to you. We may use the services of our officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation. We have engaged the firm of Georgeson Shareholder Communications, Inc. to assist us in the solicitation of proxies. We have agreed to pay Georgeson Shareholder Communications, Inc. a fee of $11,000 plus expenses for these services.
      In some instances, we may deliver to multiple stockholders sharing a common address only one copy of this proxy statement and its attachments. If requested in writing, we will promptly provide a separate copy of the proxy statement and its attachments to a stockholder sharing an address with another stockholder. Requests in writing should be sent to McAfee, Inc., Attention: Corporate Secretary, 5000 Headquarters Drive, Plano, Texas 75024. Stockholders sharing an address who currently receive multiple copies and wish to receive only a single copy should contact their broker or send a signed, written request to us at the address above.
      These proxy solicitation materials were mailed on or about April 11, 2006 to all stockholders entitled to vote at the Annual Meeting.
VOTING INFORMATION
      Who may vote? You may vote if you own shares of our stock at the close of business on April 3, 2006 (the “record date”). As of the record date, there were 159,243,694 shares outstanding.
      Can I revoke my proxy? Yes. If you are a stockholder whose shares are registered in your name, your proxy may be revoked at any time by:

•	delivering to our secretary a written notice of revocation before the meeting;

•	executing a proxy bearing a later date; or

•	attending the annual meeting and voting in person.
      If your shares are held in “street name” (through a broker, bank or other nominee), you cannot revoke your proxy and will not be permitted to vote in person at the meeting unless you first obtain a legal proxy issued in your name from the record holder (your broker, bank or other nominee).
      What vote is required to pass an item of business? The holders of a majority of our outstanding stock, as of the record date, must be present in person or by proxy to transact business at the meeting. Abstentions and broker non-votes will be counted for quorum purposes, but will not affect voting results. Directors receiving the most votes will be elected. All other proposals require the affirmative vote of a majority of the shares of stock present or represented and voted at the meeting.
      What is the deadline for making stockholder proposals for next year’s meeting? Stockholders who wish to present proposals at our 2007 annual meeting must submit their proposals in accordance with our bylaws and be received by us no later than January 25, 2007 in order to be:

•	considered for inclusion in the proxy statement and form of proxy relating to that meeting; and

•	considered at the meeting.

      Stockholder proposals must be delivered to us at our offices at 5000 Headquarters Drive, Plano, Texas 75024, attention: Corporate Secretary.
PROPOSALS TO BE VOTED ON
Proposal No. 1 — Election of Directors
      The nominees for election at the annual meeting are Mr. Leslie Denend and Mr. George Samenuk. Mr. Denend and Mr. Samenuk are Class II directors. If elected, Mr. Denend and Mr. Samenuk will each serve as directors until the annual meeting in 2009. The nominees receiving the highest number of affirmative votes of the shares will be elected as Class II directors.
      The board of directors recommends that you vote “for” the election of Mr. Denend and Mr. Samenuk.
Proposal No. 2 — Amendment to the 1993 Stock Option Plan for Outside Directors
      We believe that stock options are an important factor in securing the services of outside directors, who bring knowledge and experience that is essential to our success. Our non-employee directors receive an option to purchase 40,000 shares of our common stock when they first become a director. This initial grant vests one-third each year over three years from the date of grant. Each year after the initial grant, non-employee directors are entitled to receive an additional option to purchase 20,000 shares of our common stock. These subsequent grants vest in full three years from the date of grant. Options to purchase our common stock are granted under the 1993 Stock Option Plan for Outside Directors at a price equal to the fair market value on the date the stock options are granted, and only become valuable if the price of our common stock increases over time and as the options vest.
      Currently, a maximum of 1,132,813 shares may be granted under the 1993 Stock Option Plan for Outside Directors. As of March 31, 2006, 1,105,628 shares had been granted and 27,185 shares remained available for grant.
      The proposed amendment would increase the number of shares issuable under the 1993 Stock Option Plan for Outside Directors by 800,000 shares, bringing the total that may be granted under the 1993 Stock Option Plan for Outside Directors to 1,932,813 shares. As of March 31, 2006, no benefits or amounts relating to the additional 800,000 shares have been received by, or allocated to, any individuals.
      The affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy and voting at the annual meeting will be required to approve this proposal.
      The board of directors recommends a vote “for” the amendment to the 1993 Stock Option Plan for Outside Directors.
      If you would like more information about the 1993 Stock Option Plan for Outside Directors, a summary of its terms is included in Appendix A to this proxy statement.
Proposal No. 3 — Ratification of Independent Public Accountants
      The audit committee of our board of directors has selected Deloitte & Touche LLP (“Deloitte”), an independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2006. This selection is being presented to the stockholders for ratification at the meeting. A representative of Deloitte is expected to attend the annual meeting in order to respond to appropriate questions from stockholders and will have the opportunity to make a statement.
Audit Fees
      For the fiscal years ended December 31, 2005 and 2004, our principal independent accountant was Deloitte. Audit fees billed to us by Deloitte related to our 2005 and 2004 fiscal years for the audit of our consolidated annual financial statements, the audit of management’s assessment of our internal control over financial reporting and Deloitte’s own audit of our internal control over financial reporting, review of the consolidated financial statements included in our quarterly reports on Form 10-Q, statutory audits for foreign entities and securities filings totaled $5,213,000 and $5,927,000, respectively. Audit fees billed to us by PricewaterhouseCoopers LLP (“PwC”), our former independent accountants, related to our 2004 fiscal year totaled $75,000.
Audit-Related Fees
      Audit-related fees billed to us by Deloitte related to our 2005 and 2004 fiscal years for assurance services and services related to our audits and reviews of our consolidated financial statements which are not considered audit fees totaled $8,000 and $136,000, respectively. These fees included amounts paid for consulting on accounting matters. We were billed $305,000 during 2004 for similar services performed by PwC.
Tax Fees
      Fees billed to us by Deloitte related to our 2005 and 2004 fiscal years for tax related services, including compliance, planning and tax advice, totaled $1,955,000 and $2,168,000, respectively. We were billed $43,000 during 2004 for similar services performed by PwC.
All Other Fees
      No other fees were billed to us by Deloitte during our 2005 or 2004 fiscal years, or by PwC during our 2004 fiscal year.
      Our audit committee charter, attached as Appendix B, includes a requirement that the audit committee of the board of directors pre-approve the services provided by our independent public accountants, including both audit and non-audit services. The pre-approval of non-audit services performed by our independent public accountants includes making a determination that the provision of the services is compatible with maintaining the independence of our independent accountants. All of the services performed by Deloitte and PwC described above under the captions “Audit-Related Fees,” “Tax Fees” and “All Other Fees” were pre-approved by our audit committee.
      The board of directors recommends a vote “for” ratification of the appointment of Deloitte & Touche LLP as our independent accountants.
Independent Public Accountants
      On March 11, 2004, we reported in a Form 8-K that the audit committee of the board of directors approved the engagement of Deloitte as our independent public accountants for the fiscal year ending December 31, 2004, replacing PwC. We formally terminated our relationship with PwC on March 9, 2004 and the audit committee authorized, effective March 10, 2004, the engagement of Deloitte as our independent accountants. The audit reports of PwC on our consolidated financial statements as of and for the years ended December 31, 2003 and 2002, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with the audits of the two fiscal years ended December 31, 2003 and 2002 and during the subsequent interim period through March 10, 2004, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement. Except as may be related to the events described in the paragraph below, during the two fiscal years ended December 31, 2003 and 2002 and during the subsequent interim period through March 10, 2004, there were no reportable events requiring disclosure pursuant to Section 229.304(a)(1)(v) of Regulation S-K. During the two fiscal years ended December 31, 2003 and 2002 and during the subsequent interim period through March 10, 2004, neither we nor anyone on our behalf consulted Deloitte regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our company’s consolidated financial statements, nor has Deloitte provided to us a written report or oral advice regarding such principles or audit opinion.
      As more fully described in our 2003 Form 10-K and Form 8-K filed with the SEC on March 9, 2004:

During the preparation and analysis of our 2003 consolidated financial statements, we identified and reported to PwC and the audit committee of the board of directors required corrections to previously reported or announced financial information relating to the booking of international deferred revenue and the making of a $2.0 million manual journal entry. These corrections required restatement of previously reported first, second and third quarter 2003 quarterly information and adjustment of previously announced fourth quarter 2003 and full year 2003 information, with the aggregate impact on 2003 revenues being an increase of $3.8 million. In evaluating these corrections, PwC determined and reported to our audit committee that the underlying control issues should be considered a material weakness under standards established by the Public Company Accounting Oversight Board and that we should institute additional related control procedures. The audit committee has discussed the foregoing with PwC, and we have bolstered internal controls around the recognition of international revenues as part of our quarterly financial closing process and the manual journal entry process. We are also in the process of initiating additional internal control procedures to address the identified weaknesses, including the hiring of additional personnel, determining how to automate revenue recognition calculations so as to limit the number of manual adjustments, and engaging in additional testing of our control processes and procedures.
      A letter stating that PwC agrees with these statements was filed as Exhibit 16.1 to our Form 8-K filed with the SEC on March 11, 2004.

BOARD OF DIRECTORS
      We have a classified board of directors which is divided into three classes with staggered three-year terms. At each annual meeting, the term of one class expires. Pursuant to our bylaws, ten directors are authorized for our board of directors. After our annual meeting, our board of directors will consist of eight serving directors with terms expiring in the years indicated below, and two vacancies. Proxies may not be voted for a greater number of directors than the two nominees stated in this proxy statement.
      The table below shows the continuing directors and director nominees.

			Year of
			Expiration of	Director
Name	Age	Principal Occupation	Term	Since

Nominees for Class II Directors:
Leslie Denend	65	Director, Exponent, Inc., Verifone, Inc. and USAA	2006	1995
George Samenuk	50	Chairman of the Board and Chief Executive Officer, McAfee, Inc.	2006	2001

Continuing Class III Directors:
Robert Dutkowsky	51	Chairman of the Board, President and Chief Executive Officer, Egenera, Inc.	2007	2001
Denis O’Leary	49	Private Investor and Consultant	2007	2003
Robert Pangia	53	Partner, Ivy Capital Partners, LLC	2007	2001

Continuing Class I Directors:
Robert Bucknam	55	Senior Vice President, Cross Match Technologies, Inc.	2008	2003
Dale Fuller	47	Private Investor	2008	2006
Liane Wilson	63	Consultant	2008	2002
Biographies
      Leslie Denend has been a director of the company since June 1995. From December 1997 to April 1998, Mr. Denend was president of the company. From June 1993 to December 1997, Mr. Denend was chief executive officer and president of Network General Corporation, which merged with McAfee Associates to form the company. Mr. Denend serves as a director of Exponent, Inc., Verifone, Inc. and United Services Automobile Association (USAA).
      George Samenuk has served as our chief executive officer and as a director since January 2001. In April 2001, Mr. Samenuk was named chairman of the board of directors. From January 2000 to January 2001, Mr. Samenuk served as president and chief executive officer of TradeOut, Inc., a private online exchange company. From April 1999 to January 2000, Mr. Samenuk served as general manager, Americas at IBM Corporation. From August 1996 to April 1999, Mr. Samenuk was general manager, ASEAN/South Asia at IBM Corporation. Mr. Samenuk serves as a director of Symbol Technologies, Inc.
      Robert Dutkowsky has been a director of the company since April 2001 and lead independent director since March 2004. Since February 2004 Mr. Dutkowsky has been chairman of the board, CEO and president of Egenera, Inc. From January 2002 to July 2003 Mr. Dutkowsky served as president and CEO of J.D. Edwards & Company, and also served as the chairman of its board of directors from March 2002 until its acquisition by PeopleSoft, Inc. in July 2003. From October 2001 to January 2002, Mr. Dutkowsky served as president of the assembly test division of Teradyne, Inc. From April 2000 to October 2001, Mr. Dutkowsky served as chairman, chief executive officer and president of GenRad Inc., which was acquired by Teradyne, Inc. in October 2001. From September 1997 to April 2000, Mr. Dutkowsky served as executive vice president, Markets and Channels of EMC Corporation.

      Denis O’Leary has been a director of the company since July 2003. From May 1993 to February 2003, Mr. O’Leary was executive vice president of J.P. Morgan Chase having joined the bank in June 1978. During his career at J.P. Morgan Chase & Co. Mr. O’Leary held a number of senior positions including director of finance, chief information officer, and head of retail branch banking.
      Robert Pangia has been a director of the company since April 2001. Since February 2003, Mr. Pangia has been a general partner and the managing member of Ivy Capital Partners, LLC, a private equity fund. Prior to February 2003, Mr. Pangia was self-employed as a private investor. From April 1987 to December 1996, Mr. Pangia held a number of senior level management positions at PaineWebber Incorporated, including director of Investment Banking. Mr. Pangia currently serves on the board of directors of ICOS Corporation and Biogen Idec Inc.
      Robert Bucknam has been a director of the company since May 2003. Since April 2002, Mr. Bucknam has served as senior vice president of federal and international affairs with Cross Match Technologies, Inc., a fingerprint identification provider. From 1993 to June 2001, Mr. Bucknam was the Chief of Staff of the Federal Bureau of Investigation. Prior to joining the FBI, Mr. Bucknam served as deputy assistant attorney general with the U.S. Department of Justice and as deputy chief of the U.S. Attorney’s office in the Southern District of New York.
      Dale L. Fuller has been a director of the company since January 2006. From April 1999 to July 2005, Mr. Fuller served as chief executive officer and president of Borland Software Corporation, a leader in software delivery optimization. Before being named president and chief executive officer of Borland, Mr. Fuller was president and chief executive officer of WhoWhere? Inc., an internet community company. Prior to joining WhoWhere?, Mr. Fuller served in management positions with Apple Computer, Inc. and NEC Technologies, Inc. Mr. Fuller serves as a director of Borland Software Corporation.
      Liane Wilson has been a director of the company since April 2002. Since March 2001, Ms. Wilson has been self-employed as a consultant. From June 1999 to March 2001, Ms. Wilson served as vice chairman of Washington Mutual, Inc. From February 1985 to March 2001, Ms. Wilson held a number of other senior level positions with Washington Mutual, including executive vice president for corporate operations and administration and senior vice president of information systems. During her tenure at Washington Mutual, she was responsible for corporate technology and integration activities relating to mergers and acquisitions.
Meetings of the Board of Directors and Board Committees
      During 2005, the board of directors held 21 meetings. Each director, with the exception of Mr. Fuller who was appointed to the board of directors in January 2006, attended at least 75% of all board and applicable committee meetings during 2005. The board has determined that Messrs. Denend, Dutkowsky, Fuller, O’Leary, Pangia, Bucknam and Ms. Wilson are “independent” and have no material relationship with us. Mr. Dutkowsky has been designated as our lead “independent” director.
      The Audit Committee reviews, acts and reports to our board of directors on various auditing and accounting matters, including the appointment of our independent accountants, the scope of our annual audits, fees to be paid to the independent accountants, the approval of services to be performed by our independent accountants, the performance of our independent accountants and our accounting practices. The audit committee held 11 meetings during 2005. Mr. Dutkowsky, Ms. Wilson and Mr. Pangia are members of our audit committee. Mr. Pangia is the audit committee “financial expert” (as is currently defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002). Each member of our audit committee is “independent” as defined under the New York Stock Exchange corporate governance standards.
      The board of directors has adopted a written charter for the audit committee which is available on our website at www.mcafee.com under “About McAfee,” or may be obtained without charge by calling or writing the Corporate Secretary at our corporate headquarters.
      The Compensation Committee reviews and approves executive salary levels and stock option grants. The compensation committee held 9 meetings during 2005. Mr. Dutkowsky, Mr. O’Leary and Mr. Pangia are members of our compensation committee. Each member of our compensation committee is “independent” as defined under the New York Stock Exchange corporate governance standards.
      The board of directors has adopted a written charter for the compensation committee which is available on our website at www.mcafee.com under “About McAfee,” or may be obtained without charge by calling or writing the Corporate Secretary at our corporate headquarters.
      The Governance and Nominations Committee addresses issues relating to the board and board committees, including identifying prospective director nominees, developing and recommending governance principles applicable to the company, overseeing the evaluation of the board of directors and management and recommending nominees for the board committees. The governance and nominations committee held 3 meetings during 2005. Mr. Bucknam, Mr. Denend, Mr. O’Leary and Ms. Wilson are members of our governance and nominations committee. Each member of our governance and nominations committee is “independent” as defined under the New York Stock Exchange corporate governance standards.
      The board of directors has adopted a written charter for the governance and nominations committee which is available on our website at www.mcafee.com under “About McAfee,” or may be obtained without charge by calling or writing the Corporate Secretary at our corporate headquarters.
Compensation Committee Interlocks and Insider Participation
      No member of the compensation committee has ever been an officer or employee of McAfee or of any of our subsidiaries or affiliates. During the last fiscal year, none of our executive officers served on the board of directors or on the compensation committee of any other entity, any officers of which served either on our Board or on our compensation committee.
Identification and Evaluation of Candidates for Board Membership
      In evaluating director nominees, the governance and nominations committee evaluates each individual in the context of the board as a whole, with the objective of recommending a group that will best serve our interests and the interests of our stockholders. Nominees for director are selected on the basis of, among other criteria, their:

•	broad experience in business, trade, finance or management;

•	knowledge of regional, national and international business affairs;

•	reputation for working constructively with others;

•	absence of conflicts of interest;

•	wisdom, integrity, and moral character;

•	ability to make independent analytical inquiries; and

•	understanding of our business and willingness to devote adequate time to board duties.
      Other than the foregoing there are no stated minimum criteria for director nominees, although the governance and nominations committee may also consider such other factors as it may deem are in our best interests and the best interests of our stockholders.
      The governance and nominations committee identifies nominees by first evaluating the current members of the board of directors willing to continue in service. Current members of the board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the board with that of obtaining a new perspective. If any member of the board does not wish to continue in service or if the governance and nominations committee or the board decides not to nominate a member for re-election, the governance and nominations committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the governance and nominations committee and board are polled for suggestions for individuals meeting the criteria of the governance and nominations committee. Research may also be performed to identify qualified individuals and third parties that have been and in the future may be engaged to assist in identifying, evaluating and narrowing down the list of potential nominees.
      Historically, we have not had a formal policy concerning stockholder recommendations to the governance and nominations committee; however, the governance and nominations committee considers nominees recommended by stockholders provided that the provisions in our bylaws which address the process by which a stockholder may nominate an individual to stand for election to the board of directors are followed. In order to be considered timely for our 2007 annual meeting, written notice of a stockholder’s nominee must be received by our Corporate Secretary by January 25, 2007. The notice must include the name and address of the stockholder and nominee; a representation that the stockholder is a holder of record of our stock and intends to appear in person or by proxy at the annual meeting to nominate the nominee; a description of all arrangements or understandings between the stockholder and nominee and any other persons pursuant to which the nomination is made; all other information regarding the nominee as required to be included in a proxy statement filed with the SEC had the nominee been nominated by the board of directors; and the consent of the nominee to serve as a director.
      A stockholder desiring to recommend a nominee to the governance and nominations committee should review all of the requirements contained in our bylaws which address the process by which a stockholder may nominate an individual to stand for election to the board. Our bylaws are available on our website at www.mcafee.com under “About McAfee.”
      It is our desire to position our company as a leader in corporate governance best practices. Therefore, the governance and nominations committee will periodically consider whether to adopt a formal policy concerning stockholder recommendations of board nominees.
Stockholder Communications with the Board of Directors
      Stockholders who want to communicate directly with the board should send their communications in writing to the attention of our Corporate Secretary at our offices at 5000 Headquarters Drive, Plano, Texas 75024. Our Corporate Secretary will review the communication and deliver it to the director or directors named in the correspondence, provided that it relates to our business and it is not determined to be inappropriate. If the communication requires a response, the Corporate Secretary will prepare and send a response by working with the director or directors named in the correspondence.
Corporate Governance Matters
      Although we do not have a formal policy regarding attendance by members of the board of directors at our annual meeting of stockholders, our directors are encouraged to attend. Including our chairman and chief executive officer, three of our board members attended the 2005 annual meeting.
      The board of directors has adopted corporate governance guidelines, a code of business conduct and ethics, and a chief executive officer/finance code of ethics, all of which are available on our website at www.mcafee.com under “About McAfee,” or may be obtained without charge by calling or writing the Corporate Secretary at our corporate headquarters.
      Also, during 2005, the board of directors conducted a self-evaluation of its performance.
Compensation of Directors
      Directors fees, paid only to directors who are not employees, are as follows:

•	$40,000 annual retainer, payable in quarterly installments (an additional $10,000 annual retainer, payable in quarterly installments, is paid to our lead independent director and the chairpersons of our board committees);

•	$1,500 for each board and board committee meeting attended in person;

•	$1,000 (reduced from $1,500 in March 2006) for each board and board committee meeting attended by telephone;

•	expenses of attending board and committee meetings; and

•	medical insurance benefits for directors and their families.
      Under our current Stock Option Plan for Outside Directors non-employee directors are automatically granted an option to purchase 40,000 shares of our common stock when they first become a director, reduced from 50,000 shares in March 2006. Each year after the initial grant they are entitled to receive an additional option grant to purchase up to 20,000 shares of our common stock, reduced from 25,000 shares in March 2006. All options under this plan are granted at the fair market value on the date of grant. The initial grant vests one-third each year over three years from the date of grant. The subsequent grants vest in full three years from the date of grant. All options granted under this plan become fully exercisable in the event of certain mergers, sales of assets or sales of the majority of our voting stock.
      Our employee directors are eligible to receive options and be issued shares of common stock directly under the 1997 Stock Incentive Plan and are eligible to participate in our 2002 Employee Stock Purchase Plan and, if an executive officer, to participate in the Executive Bonus Plan.

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
      The following table shows as of April 3, 2006, the number of shares of our common stock owned by (i) our chief executive officer, (ii) each of our four other most highly compensated executive officers during fiscal 2005, (iii) each of our current directors and nominees, and (iv) each stockholder known by us as of that date to be the beneficial owner of more than 5% of our outstanding common stock.

	Number of			Percent of
	Shares		Right to	Outstanding
Name and Address of Beneficial Owners	Owned(1)		Acquire(2)	Shares(3)

George Samenuk	175,000		971,041	*
Robert Bucknam	—		45,000	*
Leslie Denend	6,297		86,875	*
Robert Dutkowsky	50		77,500	*
Dale Fuller	—		—	—
Denis O’Leary	—		30,000	*
Robert Pangia	—		77,500	*
Liane Wilson	—		65,000	*
Gene Hodges(4)	—		—	—
Kevin Weiss	28,100		282,290	*
Eric Brown	68,171	(5)	100,000	*
Kent Roberts	—		171,979	*
FMR Corp.(6) 82 Devonshire St., Boston, MA 02109	13,072,183		—	8.2%
Lord, Abbett & Co. LLC(7) 90 Hudson Street, Jersey City, NJ 07302	11,360,362		—	7.1%
Oppenheimer Capital LLC(8) 1345 Avenue of the Americas, 49th Floor, New York, NY 10105	10,051,250		—	6.3%
Putnam Investments(9) One Post Office Square, Boston, MA 02109	9,495,143		—	6.0%
All executive officers and directors as a group (12 persons)	277,618		1,907,185	*

*	Less than 1%.

(1)	Ownership includes direct and indirect (beneficial) ownership, as defined by SEC rules. To our knowledge, each person has sole voting and investment power over the shares unless otherwise noted. The SEC rules for the determination of beneficial ownership are very complex. Generally, however, shares owned directly, plus those controlled (e.g., owned by members of their immediate families), are considered beneficially owned. Excludes shares that may be acquired through stock option exercises. Unless otherwise indicated, the address of each beneficial owner is c/o. McAfee, Inc., 3965 Freedom Circle, Santa Clara, CA 95054.

(2)	Consists of options that are currently exercisable or will become exercisable within 60 days of April 3, 2006.

(3)	Based upon 159,243,694 shares outstanding as of April 3, 2006.

(4)	Mr. Hodges left the company in January 2006.

(5)	Includes 50,000 shares of restricted stock issued to Mr. Brown that will vest in equal installments in January 2007 and January 2008.

(6)	According to the Schedule 13G filed February 14, 2006 by FMR Corp. (“FMR”). FMR is the beneficial holder of 13,072,183 shares of our common stock. FMR has sole dispositive power over 13,072,183 shares and has sole voting power with respect to 4,632,483 shares. FMR Corp. is the beneficial holder of our common stock as a result of the investment-related activities of certain subsidiaries of FMR Corp.

Members of the Edward C. Johnson 3d family and trusts for their benefit are the predominant owners of Class B Shares of common stock of FMR Corp., representing approximately 49% of its voting power.

(7)	According to the amended Schedule 13G filed February 14, 2006 by Lord, Abbett & Co. LLC (“Lord Abbett”). Lord Abbett is the beneficial holder of 11,360,362 shares of our common stock. Lord Abbett has sole dispositive power over 11,360,362 shares and has sole voting power with respect to 11,360,362 shares.

(8)	According to the Schedule 13G filed February 13, 2006 by Oppenheimer Capital, LLC (“Oppenheimer”). Oppenheimer is the beneficial holder of 10,051,250 shares of our common stock. Oppenheimer has sole dispositive power over 10,045,950 shares and has sole voting power with respect to 10,045,950 shares.

(9)	According to the Schedule 13G filed February 10, 2006 by Putnam Investments (“Putnam”). Putnam is the beneficial holder of 9,495,143 shares of our common stock. Putnam has sole dispositive power over none of the shares and has sole voting power with respect to none of the shares.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
      The compensation committee of the board of directors consists of three independent directors, Messrs. Dutkowsky, O’Leary and Pangia. The members of our compensation committee have not served as our employees or officers. The compensation committee is responsible for setting and administering policies governing compensation of executive officers, including the annual Executive Bonus Plan and the 1997 Stock Incentive Plan. In addition, the compensation committee reviews compensation levels of other management level employees, evaluates the performance of management, reviews and makes recommendations regarding the compensation policy for directors and reviews other compensation-related issues.
Compensation Philosophy
      Our compensation programs are designed to enable us to attract, motivate, retain and reward executive officers who are likely to contribute to our long-term success and the creation of stockholder value. The compensation committee believes that compensation decisions are complex and best made after a deliberate review of our performance and industry compensation levels. The compensation committee also believes that a strong correlation should exist between executive compensation, business objectives and our overall performance. The compensation committee awards compensation that is based upon company and individual performance, and that is designed to motivate our executive officers to achieve strategic business objectives and to continue to perform at the highest levels. The total compensation paid to our executive officers includes a significant equity component because the compensation committee believes that equity-based compensation aligns the long-term interests of the executive officers and employees with those of our stockholders.
      In preparing the performance graph for this proxy statement, we have selected the CRSP Total Return Index for the NASDAQ Stock Market and the CRSP Total Return Industry Index for NASDAQ Computer and Data Processing Services Stock Index (collectively the “CRSP Index”). The companies which we use for comparison of salary and compensation information are not necessarily those included in the CRSP Index, because they were determined not to be competitive with us for executive talent or because compensation information was not available.
Components of Compensation
      There are three components of our executive compensation program that are intended to attract and retain executive officers and to motivate them to improve our financial position and to create value for our stockholders.

Salary
      We strive to offer salaries to our executive officers that are competitive with salaries offered by companies of similar size and capitalization in the software industry. Base salaries are reviewed on an annual basis and are subject to adjustment based upon the individual’s contribution to us, responsibilities, tenure and changes in salary levels offered by comparable companies. In determining executive officers’ salaries, the compensation committee considers information provided by our chief executive officer with respect to individual officer responsibilities and performance, as well as salary surveys and similar data available from independent sources. In addition, the compensation committee makes an independent assessment of the chief executive officer’s responsibilities and performance.

Bonuses
      Awards under our Executive Bonus Plan for 2005 were contingent upon our achievement of certain performance goals established by the board of directors. For executive officers other than the chief executive officer, awards were also contingent on the achievement of individual performance objectives. Target amounts of bonuses for each executive officer are set annually by the compensation committee and are specifically weighted for identified financial, management, strategic and operational goals. The compensation committee reviews performance against the goals and approves payment of the bonuses. In 2005, bonuses awarded under the plan to Mr. Samenuk, our chief executive officer, totaled $1,000,000. The bonus received by Mr. Samenuk under the plan was 55% of his total cash compensation. Bonuses awarded under the plan in 2005 to other executive officers represented between 35% and 48% of their total cash compensation.

Equity Incentives
      The compensation committee believes that employee equity ownership is highly motivating, provides a major incentive to employees in building stockholder value and serves to align the interests of employees with the interests of our stockholders. Annual equity compensation grants for executive officers are a key element of our executive compensation program. In determining the amount of equity compensation to be awarded to executive officers in any fiscal year, the compensation committee considers the position of the officer, the current stock ownership of the officer, the number of shares which continue to be subject to vesting under outstanding options and the expected future contribution of the officer to our performance, giving primary weight to the officer’s position and his expected future contributions. In addition, we compare the stock ownership, options and other equity awards held by each officer with the other officers’ equity positions and the officer’s experience and value to us.
Compensation of the Chief Executive Officer
      George Samenuk’s annual base salary for 2005 increased from $800,000 to $850,000 in the second quarter of 2005. Mr. Samenuk was paid a performance-based bonus of $1,000,000 in March 2006 for his performance in 2005. Annually, the compensation committee evaluates the chief executive officer based upon both qualitative and quantitative key performance measures including: financial performance, strategic positioning, product excellence, leadership, executive team development, operational processes and control. Following the filing of the Form 10-K, the compensation committee conducts a comprehensive performance review of the chief executive officer, including obtaining a self-assessment from Mr. Samenuk and input from each member of the board of directors. In addition, a performance assessment summary is prepared, reviewed by the board of directors, approved by the compensation committee and then presented to Mr. Samenuk by the compensation committee. As a result of this process, the chief executive officer’s salary and maximum bonus eligibility for the then current fiscal year are established. The compensation committee followed this process in determining Mr. Samenuk’s 2005 annual base salary and maximum bonus eligibility. The compensation committee’s criteria for determining Mr. Samenuk’s 2006 annual base salary and maximum bonus eligibility included the successful achievement of key performance measures set during the first quarter of 2005 such as the implementation of strategic direction for the company which, during 2005, included the acquisition of Wireless Security Corporation and the divestiture of McAfee Labs. For 2006, Mr. Samenuk’s annual base salary and maximum bonus eligibility have been set at $900,000 and $1,350,000, respectively. Payment of Mr. Samenuk’s 2006 bonus will be subject to the attainment of certain objectives, including objectives relating to financial performance, the strategic positioning and growth of the company, the quality and depth of our executive team, and the quality and control of our internal processes.
Compensation of Executive Officers
      The chief executive officer evaluates the performance of all other executive officers on an annual basis and recommends salary adjustments, which are subject to review and approval by the compensation committee. Performance evaluations for individual executive officers are based both on individual performance and on predetermined individual goals proposed by management and approved by the compensation committee.
Deductibility of Executive Compensation
      Section 162(m) of the Internal Revenue Code limits deductions, for federal income tax purposes, of certain executive compensation exceeding $1,000,000 for any executive officer in any year. Our 1997 Stock Incentive Plan enables compensation recognized in connection with the exercise of options and the vesting or payout of restricted stock or restricted stock units with certain performance-based vesting conditions to qualify as an exception to the deduction limit. The compensation committee will continue to evaluate the issues relating to executive compensation and will take appropriate action where necessary. The compensation committee’s policy is to consider the impact of deductibility under applicable tax laws when structuring its total executive compensation packages, while retaining the flexibility to design them appropriately.
New Accounting Rules
      In January 2006, the company adopted Statement of Financial Accounting Standards No. 123 (“SFAS 123(R)”) which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors based on estimated fair values. In conjunction with the adoption of SFAS 123(R), we reviewed the company’s existing equity compensation programs and made the determination for 2006 to include full-value awards as a component of total equity compensation. As a result of this review, in March 2006 we granted restricted stock units to certain executive officers and employees.
Conclusion
      Attracting and retaining talented and motivated executive officers and employees are essential to creating long-term value for our stockholders. Offering a competitive compensation program with a significant equity component helps to achieve this objective by aligning the interests of our executive officers and other key employees with those of our stockholders. The compensation committee believes that our compensation program meets these objectives.

Compensation Committee

Denis O’Leary, Chair
Robert Dutkowsky
Robert Pangia

AUDIT COMMITTEE REPORT
      The audit committee of the board of directors consists of three independent directors, Messrs. Dutkowsky and Pangia and Ms. Wilson. The members of our audit committee have not served as our employees or officers. The audit committee is responsible for acting on behalf of the board of directors in the oversight of all aspects of our financial reporting, internal control and audit functions. The audit committee has the sole authority and responsibility to select, evaluate, compensate and replace our independent registered public accountants. Our management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.
      In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited consolidated financial statements contained in the Annual Report on Form 10-K for the year ended December 31, 2005 with management. The audit committee discussed with management our major financial risk exposures and the steps management has taken to monitor and control such exposure, including our risk assessment and risk management policies. The audit committee also met with our internal auditors, with and without management present, to discuss the overall scope and plans for their audit, and to discuss the results of their examination and evaluation of our internal control over financial reporting.
      The audit committee discussed with Deloitte & Touche LLP, our independent registered public accountants, the overall scope and plans for their audit. The audit committee also met with Deloitte, with and without management present, to discuss the results of their examination, management’s response to any significant findings, their observations of our internal controls over financial reporting, the overall quality of our financial reporting, the selection, application and disclosure of critical accounting policies, new accounting developments and accounting-related disclosure, the key accounting judgments and assumptions made in preparing the financial statements and whether the financial statements would have materially changed had different judgments and assumptions been made, and other pertinent items related to our accounting, internal controls and financial reporting.
      In connection with the audited consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2005, the audit committee also:

•	reviewed the audited consolidated financial statements with our management and Deloitte;

•	discussed with Deloitte the materials required to be discussed by Statement of Auditing Standard 61, Communication with Audit Committees;

•	reviewed the written disclosures and the letter from Deloitte required by Independent Standards Board No. 1, Independence Discussions with Audit Committees;

•	discussed with representatives of Deloitte the accounting firm’s independence from us and management; and

•	considered whether the provision by Deloitte of non-audit services is compatible with maintaining Deloitte’s independence.
      During 2005, management completed the documentation, testing and evaluation of our system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The audit committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the audit committee received periodic updates provided by management and Deloitte at each regularly scheduled audit committee meeting. At the conclusion of the process, the audit committee reviewed a report by management on the effectiveness of our internal control over financial reporting. The audit committee also reviewed Deloitte’s Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to its audit of management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting.

      In reliance on these reviews and discussions, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

Audit Committee

Robert Pangia, Chair
Robert Dutkowsky
Liane Wilson

COMPARISON OF STOCKHOLDER RETURN
      The following graph shows a five-year comparison of cumulative total returns for our common stock, the CRSP Total Return Index for the NASDAQ Stock Market and the CRSP Total Return Industry Index for NASDAQ Computer and Data Processing Services Stocks, each of which assumes an initial value of $100 and reinvestment of dividends. The information presented in the graph and table is as of the end of each fiscal year ended December 31.
Comparison of Five-Year Cumulative Total Returns

	Dec-00	Dec-01	Dec-02	Dec-03	Dec-04	Dec-05

McAfee, Inc.	100.0	617.3	384.2	359.2	690.9	647.9
NASDAQ Stock Market (US & Foreign)	100.0	78.9	54.3	81.8	89.1	91.1
NASDAQ Computer and Data Processing Stocks (US & Foreign)	100.0	80.5	55.5	73.2	80.6	83.3
      Pursuant to the SEC’s proxy rules, the Compensation Committee Report, the Audit Committee Report and the Stock Performance Graph are not deemed filed with the SEC and are not deemed incorporated by reference into any filings with the SEC. Performance for 2005 reflects a December 30, 2005 closing market price on the New York Stock Exchange of $27.13.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the company’s officers and directors, and persons who own more than ten percent of a registered class of the company’s equity securities, to file certain reports of ownership with the SEC. Such officers, directors and stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms they file. All reports required to be filed during fiscal year 2005 pursuant to Section 16(a) of the Exchange Act by directors, executive officers and 10% beneficial owners were filed on timely basis.

EXECUTIVE COMPENSATION AND OTHER MATTERS
      The following table summarizes the compensation paid to our chief executive officer and our four other most highly compensated executive officers as of December 31, 2005, based on salary and bonus figures. In March 2006, Kevin Weiss was promoted to president and Eric Brown was promoted to chief operating officer and chief financial officer.
SUMMARY COMPENSATION TABLE

							Long-Term Compensation
		Annual Compensation
									Securities
Name and					Other Annual		Restricted Stock		Underlying	All Other
Principal Position	Age	Year	Salary(1)	Bonus(2)	Compensation		Awards($)		Options (#)	Compensation

George Samenuk	50	2005	$835,224	$1,000,000	$50,404	(3)	$—		250,000	$36,555	(4)
Chairman of the Board and		2004	$773,333	$1,075,000	$47,605	(5)	$—		300,000	$30,718	(6)
Chief Executive Officer		2003	$720,000	$870,000	$—		$—		400,000	$31,597	(7)
Gene Hodges	54	2005	$506,531	$420,000	$—		$—		125,000	$6,222	(9)
Former President(8)		2004	$445,833	$451,250	$—		$—		150,000	$5,242	(10)
		2003	$412,500	$345,469	$—		$—		150,000	$5,242	(10)
Kevin Weiss	49	2005	$483,811	$448,195	$126,756	(11)	$—		100,000	$5,310	(12)
President		2004	$441,667	$463,750	$785,401	(11)	$—		100,000	$4,810	(13)
		2003	$350,000	$241,563	$335,274	(11)	$—		200,000	$4,640	(14)
Eric Brown	40	2005	$500,000	$498,750	$121,025	(15)	$2,130,750	(16)	300,000	$376,140	(17)
Chief Operating Officer and Chief Financial Officer
Kent Roberts	49	2005	$364,090	$199,800	$—		$—		55,000	$5,310	(12)
Executive Vice President		2004	$333,333	$170,938	$—		$—		75,000	$4,810	(13)
and General Counsel		2003	$300,000	$157,500	$—		$—		75,000	$4,810	(13)

(1)	Salary includes amounts deferred under our 401(k) Plan.

(2)	Bonus payments for 2005 include amounts paid in March 2006 but earned in 2005 and bonus payments for 2004 include amounts paid in March 2005 but earned in 2004.

(3)	Includes $1,534 which represents expenses attributable to a guest of Mr. Samenuk’s at a company sponsored event, and $48,870 which represents the incremental cost to the company for family members or other non-employees to accompany Mr. Samenuk on certain business trips on a corporate aircraft in which the company owns a fractional interest. The incremental cost was determined by calculating the value of foregone corporate tax deductions related to the non-employee corporate aircraft travel less amounts voluntarily reimbursed to the company by Mr. Samenuk.

(4)	Includes group term life insurance coverage of $2,622, supplemental company paid life insurance of $30,333 and $3,600 of 401(k) contributions made by us.

(5)	Includes $1,878 which represents expenses attributable to a guest of Mr. Samenuk’s at a company sponsored event, and $45,727 which represents the incremental costs associated with Mr. Samenuk’s personal use of a corporate aircraft in which the company owns a fractional interest, net of the voluntary reimbursement by Mr. Samenuk to the company based on applicable IRS regulations for such travel.

(6)	Includes group term life insurance coverage of $810, supplemental company paid life insurance of $25,908 and $4,000 of 401(k) contributions made by us.

(7)	Includes group term life insurance coverage of $810, supplemental company paid life insurance of $26,787 and $4,000 of 401(k) contributions made by us.

(8)	Mr. Hodges left the company in January 2006.

(9)	Includes group term life insurance coverage of $2,622 and $3,600 of 401(k) contributions made by us.

(10)	Includes group term life insurance coverage of $1,242 and $4,000 of 401(k) contributions made by us.

(11)	Represents cost of living allowances to cover increased living, educational and tax expenses as a result of Mr. Weiss’ assignment to the United Kingdom.

(12)	Includes group term life insurance coverage of $1,710 and $3,600 of 401(k) contributions made by us

(13)	Includes group term life insurance coverage of $810 and $4,000 of 401(k) contributions made by us.

(14)	Includes group term life insurance coverage of $810 and $3,830 of 401(k) contributions made by us.

(15)	Represents living allowances in Plano, Texas and commuting expenses paid by us.

(16)	This amount reflects the market value of the restricted stock granted on January 3, 2005 (based on $28.42 per share, the closing price of the company’s common stock on the date of grant), net of the consideration paid, or to be paid, by Mr. Brown. The restricted stock granted to Mr. Brown vests over three years, with one-third of the total number of shares vesting on each of the three anniversaries of the grant date, subject to Mr. Brown’s continued employment with the company on each vesting date. The market value of the restricted stock held by Mr. Brown as of December 31, 2005 (based on $27.13 per share, the closing price of the company’s common stock on December 30, 2005), net of the consideration paid, or to be paid, by Mr. Brown, was $2,034,000.

(17)	Includes the payment of $375,000 of Mr. Brown’s $750,000 sign-on bonus. Also includes group term life insurance coverage of $1,140.
Executive Officers
      Information pertaining to Mr. Samenuk, who is both a director and an executive officer, may be found in the section entitled “Board of Directors.” As of April 3, 2006, our other executive officers are as follows:
      Kevin Weiss (age 49) has served as our president since March 2006. Mr. Weiss served as our executive vice president of worldwide sales from July 2003 to March 2006. From October 2002 to July 2003, Mr. Weiss served as president of our EMEA region. From September 2001 to October 2002, Mr. Weiss served as a senior vice president at Ariba Inc. From October 2000 to August 2001, Mr. Weiss served as a senior vice president at BindView Corporation. From June 1995 to September 2000, Mr. Weiss served as a senior vice president at BMC Software.
      Eric Brown (age 40) has served as our chief operating officer and chief financial officer since March 2006. Mr. Brown served as our executive vice president and chief financial officer from January 2005 to March 2006. Mr. Brown served as president and chief financial officer of MicroStrategy Incorporated from November 2000 to December 2004 and as its chief financial officer from August 2000 to November 2000. Mr. Brown joined MicroStrategy as chief financial officer of its Strategy.com subsidiary in February 2000. From October 1998 to February 2000, Mr. Brown served as division chief financial officer and then division chief operating officer of Electronic Arts, a developer and publisher of interactive entertainment software. Prior to that, Mr. Brown was co-founder and chief financial officer of DataSage, Inc., a vendor of e-business personalization software, from 1995 until October 1998. Mr. Brown also held several senior financial positions with Grand Metropolitan from 1990 until 1995.
      Kent Roberts (age 49) has served as one of our executive vice presidents since July 2001 and as general counsel and secretary since January 2001. Mr. Roberts served as our vice president of legal affairs from February 2000 to July 2001. From May 1998 to February 2000, Mr. Roberts served as our director of legal affairs for the company. Prior to May 1998, Mr. Roberts practiced law in Dallas, Texas representing among other clients McAfee Associates, Inc., the predecessor of McAfee.
      William Kerrigan (age 50) has served as our executive vice president, consumer since March 2005. Mr. Kerrigan served as our senior vice president, consumer from August 2002 to March 2005. Mr. Kerrigan served in multiple executive roles from February 1997 though August 2001 while at Corporate Software and it’s parent company Rebar LLC including: Chief Executive Officer, Shaman Corporation and Senior Vice President, Corporate Software — North America Sales, Services and Marketing. Prior to that, Mr. Kerrigan held several management positions at IBM Corporation.
      Our executive officers serve at the discretion of the board of directors. There are no family relationships among any of our directors and executive officers.

      This table shows stock option grants made by McAfee to our chief executive officer and our four other most highly compensated executive officers during the year ended December 31, 2005:
OPTION GRANTS IN 2005

	Individual Grants

	Number of	% of Total
	Securities	Options		Market		Potential Realizable Value at
	Underlying	Granted to		Price on		Assumed Annual Rates of Stock
	Options	Employees	Exercise	Date of		Appreciation for Option Terms(3)
	Granted	in Fiscal	Price	Grant	Expiration
Name	(#)(1)	Year	($/SH)(2)	($/SH)	Date	5%	10%

George Samenuk	250,000	4.51%	21.61	21.61	4/19/15	$3,397,603	$8,610,194
Gene Hodges	125,000	2.25%	21.61	21.61	4/19/15	$1,698,802	$4,305,097
Kevin Weiss	100,000	1.80%	21.61	21.61	4/19/15	$1,359,041	$3,444,077
Eric Brown	300,000	5.41%	28.42	28.42	1/03/15	$5,361,956	$13,588,248
Kent Roberts	55,000	0.99%	21.61	21.61	4/19/15	$747,473	$1,894,243

(1)	All options in this column, for McAfee’s common stock granted in 2005 vest at the rate of one-fourth (or 25%) one year from the date of grant and the remaining shares vest at a rate of 1/36th per month for the remaining 36 months of the vesting period. Under the 1997 Stock Incentive Plan, the board of directors is allowed to modify the terms of outstanding options. The exercisability of options may be accelerated upon a change in control. Options are cancelled on an optionee’s termination of employment under certain specified circumstances.

(2)	All options in this column were granted at an exercise price equal to the fair market value of the common stock on the date of grant.

(3)	These columns present hypothetical future values that might be realized on exercise of the options, less the exercise price. These values assume that the market price of our stock appreciates at a five and ten percent compound annual rate over the term of the options. The stock price appreciation rates are presented as examples pursuant to the SEC’s proxy rules and do not necessarily reflect management’s assessment of our future stock price performance. The potential realizable values presented are not intended to indicate the value of the options.
      The following table shows stock option exercises during the year ended December 31, 2005 and the value of unexercised stock options as of December 31, 2005 held by our chief executive officer and our four other most highly compensated executive officers:
AGGREGATE OPTION EXERCISES IN 2005
AND FISCAL YEAR-END OPTION VALUES

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-The-Money Options
	Acquired		Options at 12/31/05(#)		at 12/31/05(2)
	on	Value
Name	Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

George Samenuk	672,000	$15,440,254	955,416	539,584	$7,346,640	$4,261,423
Gene Hodges	433,611	$7,021,428	348,750	256,250	$3,680,919	$2,009,781
Kevin Weiss	150,000	$2,206,297	197,915	302,085	$2,668,686	$3,187,314
Eric Brown(3)	—	$—	—	300,000	$—	$—
Kent Roberts	183,293	$3,025,539	131,041	131,043	$1,167,736	$1,076,421

(1)	Calculated by taking the market price on the date of exercise, less the exercise price, multiplied by the number of options exercised.

(2)	Calculated by taking the closing market price on December 30, 2005, of $27.13, less the exercise price, multiplied by the number of options exercisable or unexercisable. The amounts in these columns may not represent amounts actually realized by these executive officers.

(3)	Does not include shares of restricted stock.
Employment and Change in Control Arrangements
      George Samenuk entered into an agreement with us dated January 2, 2001 which was amended and restated on October 9, 2001 and further amended on January 20, 2004 and May 21, 2005, which provides for his at will employment as our chief executive officer. This agreement also provides that if Mr. Samenuk is terminated other than for cause or resigns for good reason, he will be entitled to the following severance benefits: (i) all of Mr. Samenuk’s shares of restricted stock, if any, and all stock options will become fully vested and, if applicable, any repurchase rights on his shares will lapse, (ii) eighteen monthly severance payments based on twice Mr. Samenuk’s monthly base salary and targeted bonus and (iii) eighteen months of continued health and other welfare and fringe benefits.
      Kevin Weiss entered into an agreement with us dated October 15, 2002 which was amended on May 21, 2005, which provides for his at will employment as the executive vice president of worldwide sales. This agreement also provides that if Mr. Weiss is terminated other than for cause or resigns for good reason, he will be entitled to the following severance benefits: (i) twelve monthly severance payments based on Mr. Weiss’ monthly base salary and all of his target bonus for twelve months or four quarters depending upon whether the bonus measurement period is annual or quarterly, (ii) twelve months of continued health and other welfare and fringe benefits and (iii) all of Mr. Weiss’ shares of restricted stock, if any, and all stock options will become fully vested and, if applicable, any repurchase rights on his shares will lapse. After (i) the occurrence of a transaction where our stockholders do not own at least 50% of the stock of the surviving corporation; (ii) there has been a change in our directors occurring within a two year period as a result of which fewer than a majority of our directors (x) were directors as of the date of the agreement or (y) were elected, or nominated for election, to the board by a vote of at least a majority of the incumbent directors at the time of such election or nomination; (iii) the acquisition of more than 50% of our stock by another party or (iv) the sale of substantially all of our assets, all of Mr. Weiss’ shares of restricted stock, if any, and all stock options held by him will become fully vested and if applicable, any repurchase rights on his shares will lapse. Under this agreement, we will indemnify Mr. Weiss for any parachute tax payments that arise pursuant to the agreement.
      Eric Brown entered into an agreement with us dated December 10, 2004 which was amended on May 26, 2005 and further clarified on January 31, 2006, which provides for his at will employment as our executive vice president and chief financial officer. This agreement also provides that if Mr. Brown is terminated other than for cause or resigns for good reason, he will be entitled to the following severance benefits: (i) twelve monthly severance payments based on Mr. Brown’s monthly base salary and all of his target bonus for twelve months or four quarters depending upon whether the bonus measurement period is annual or quarterly, (ii) twelve months of continued health and other welfare and fringe benefits and (iii) all of Mr. Brown’s shares of restricted stock, if any, and all stock options will become fully vested and, if applicable, any repurchase rights on his shares will lapse. After (i) the occurrence of a transaction where our stockholders do not own at least 50% of the stock of the surviving corporation; (ii) there has been a change in our directors occurring within a two year period as a result of which fewer than a majority of our directors (x) were directors as of the date of the agreement or (y) were elected, or nominated for election, to the board by a vote of at least a majority of the incumbent directors at the time of such election or nomination; (iii) the acquisition of more than 50% of our stock by another party or (iv) the sale of substantially all of our assets, all of Mr. Brown’s shares of restricted stock that would have vested within one year of the triggering event, and all stock options held by him will become fully vested and if applicable, any repurchase rights on his shares will lapse. Under this agreement, we will indemnify Mr. Brown for any parachute tax payments that arise pursuant to the agreement.
      Kent Roberts entered into an agreement with us dated October 9, 2001 which was amended on May 21, 2005, which provides for his at will employment as our executive vice president and general counsel. This agreement also provides that if Mr. Roberts is terminated other than for cause or resigns for good reason, he will be entitled to the following severance benefits: (i) twelve monthly severance payments based on Mr. Roberts’ monthly base salary and all of his target bonus for twelve months or four quarters depending upon whether the bonus measurement period is annual or quarterly, (ii) twelve months of continued health and other welfare and fringe benefits and (iii) all of Mr. Roberts’ shares of restricted stock, if any, and all stock options will become fully vested and, if applicable, any repurchase rights on his shares will lapse. After (i) the occurrence of a transaction where our stockholders do not own at least 50% of the stock of the surviving corporation; (ii) there has been a change in our directors occurring within a two year period as a result of which fewer than a majority of our directors (x) were directors as of the date of the agreement or (y) were elected, or nominated for election, to the board by a vote of at least a majority of the incumbent directors at the time of such election or nomination; (iii) the acquisition of more than 50% of our stock by another party or (iv) the sale of substantially all of our assets, all of Mr. Roberts’ shares of restricted stock, if any, and all stock options held by him will become fully vested and if applicable, any repurchase rights on his shares will lapse. Under this agreement, we will indemnify Mr. Roberts for any parachute tax payments that arise pursuant to the agreement.
      William Kerrigan entered into an agreement with us dated October 1, 2004 which was amended on May 24, 2005, which provides for his at will employment as our executive vice president, consumer. This agreement also provides that if Mr. Kerrigan is terminated other than for cause or resigns for good reason, he will be entitled to the following severance benefits: (i) six monthly severance payments based on Mr. Kerrigan’s monthly base salary and all of his target bonus for six months or two quarters depending upon whether the bonus measurement period is annual or quarterly, (ii) six months of continued health and other welfare and fringe benefits and (iii) if, and only if, such termination is within six month following the occurrence of a transaction where our stockholders do not own at least 50% of the stock of the surviving corporation; (ii) there has been a change in our directors occurring within a two year period as a result of which fewer than a majority of our directors (x) were directors as of the date of the agreement or (y) were elected, or nominated for election, to the board by a vote of at least a majority of the incumbent directors at the time of such election or nomination; (iii) the acquisition of more than 50% of our stock by another party or (iv) the sale of substantially all of our assets, all of Mr. Kerrigan’s shares of restricted stock, if any, and all stock options held by him will become fully vested and if applicable, any repurchase rights on his shares will lapse. Under this agreement, we will indemnify Mr. Kerrigan for any parachute tax payments that arise pursuant to the agreement.
Related Party Transactions
      None.
Officers and Directors Insurance
      We maintain an insurance policy covering officers and directors to cover any claims made against them for wrongful acts that they may otherwise be required to pay or for which we are required to indemnify them, subject to certain exclusions.

Equity Compensation Plans
      Set forth below are the number of options, the weighted average per share exercise price of such options and the number of shares remaining available for issuance under all of our equity compensation plans as of December 31, 2005 (in thousands except per share data).

Number of
securities
	Number of		remaining available
	securities to be		for future issuance
	issued upon	Weighted-average	(excluding
	exercise of	exercise price of	securities reflected
Plan category	outstanding options	outstanding options	in first column)

Plans approved by stockholders(1)	14,508,523	$20.17	7,087,342
Plans not approved by stockholders	1,602,663	$16.40	366,500

(1)	All option grants pursuant to the 1993 Stock Option Plan for Outside Directors (the “Directors Plan”) have ten year terms and are required to be granted at 100% of fair market value on the date of grant. The company’s other option plans do not have this restriction. As of December 31, 2005, 696,875 shares were outstanding under the Directors Plan at a weighted average exercise price of $17.92, and 27,185 shares remained available for future issuance.
      Set forth below are descriptions of our equity compensation plans that have not been approved by stockholders.

2000 Nonstatutory Stock Option Plan
      In January 2000, the board of directors approved the 2000 Nonstatutory Stock Option Plan (the “2000 Plan”). The 2000 Plan provides for the grant of nonqualified stock options to employees, consultants and in certain cases, officers and directors. The plan administrator determines the exercise price of options granted under the 2000 Plan and when such options may be exercised. The 2000 Plan provides that vested options may be exercised for three months after termination of employment other than due to death or disability and for one year after termination of employment as a result of death or disability. The 2000 Plan permits options to be exercised with cash, check, certain other shares of our common stock, promissory notes, cancellation of indebtedness, waiver of compensation due or consideration received by us under “cashless exercise” programs. In the event that we merge with or into another corporation, or sell substantially all of our assets, the 2000 Plan provides that each outstanding option will fully vest and become exercisable unless provision is made for options to be assumed or substituted for by the successor corporation. There are 11,500,000 shares of common stock reserved under the 2000 Plan. As of December 31, 2005, no shares remained available for future issuance under the 2000 Plan.

1999 Nonstatutory Stock Plan
      In May 1999, the board of directors approved the 1999 Nonstatutory Stock Plan (the “1999 Plan”). The 1999 Plan provides for the grant of nonqualified stock options to employees, officers, directors and consultants at exercises prices determined by the plan administrator. The plan administrator determines the exercise price of options granted under the 1999 Plan and when such options may be exercised. The 1999 Plan permits options to be exercised with cash, check, certain other shares of our common stock, promissory notes, cancellation of indebtedness, waiver of compensation due or consideration received by us under “cashless exercise” programs. In the event that we merge with or into another corporation, or sell substantially all of our assets, the 1999 Plan provides that each outstanding option will fully vest and become exercisable unless provision is made for options to be assumed or substituted for by the successor corporation. There are 1,000,000 shares of common stock reserved under the 1999 Plan and there are no shares available for future issuance under the 1999 Plan.

1997 Non-Officer Stock Plan
      In January 1997, the board of directors approved the 1997 Non-Officer Stock Plan (the “1997 Non-Officer Plan”). The 1997 Non-Officer Plan provides for the grant of nonqualified nonstatutory stock options to employees and consultants who are not officers of the company at exercise prices determined by the committee administering the plan, but in no event less than 85% of the fair market value of the common stock on the date of the grants. Each stock option agreement entered into under the 1997 Non-Officer Plan shall specify the exercise price, the date on which all or any installment of the option is to become exercisable and the term of the option. The 1997 Non-Officer Plan permits options to be exercised with cash or cash equivalents, certain other shares of common stock, promissory notes (provided, however, that the par value of the shares being purchased shall be paid in cash) and waiver of compensation due or consideration received by us under “cashless exercise” programs. In the event that we merge with or into another corporation, or sell substantially all of our assets, the 1997 Non-Officer Plan provides that the committee administering the plan may determine, at the time of granting an option or thereafter, that all or part of such option shall fully vest and become exercisable. There are 3,000,000 shares of common stock reserved under the 1997 Non-Officer Plan and there are no shares available for future issuance under this plan.

Foundstone, Inc. 2000 Stock Plan
      On October 1, 2004, the company completed the acquisition of Foundstone, Inc. In connection with the acquisition, the company assumed the Foundstone, Inc. 2000 Stock Plan (the “Foundstone Plan”). The Foundstone Plan provides for the grant of incentive stock options, nonqualified nonstatutory stock options and stock purchase rights to employees, directors and consultants of the company and its subsidiaries at exercise prices determined by the committee administering the plan, but in no event less than 85% of the fair market value of the common stock on the date of the grant. However, due to restrictions imposed by the Internal Revenue Service the company will only grant nonqualified nonstatutory stock options under the Foundstone Plan in the future and due to restrictions imposed by the New York Stock Exchange following the acquisition of Foundstone, the company may not grant awards under the Foundstone Plan to individuals who were employed by the company or its subsidiaries, immediately prior to the acquisition of Foundstone. Each stock option agreement entered into under the Foundstone Plan shall specify the exercise price, the date on which all or any installment of the option is to become exercisable and the term of the option. The Foundstone Plan permits options to be exercised with cash or cash equivalents, certain other shares of common stock, promissory notes or consideration received by us under “cashless exercise” programs. In the event that we merge with or into another corporation, or sell substantially all of our assets, the Foundstone Plan provides that the successor corporation (or a parent or subsidiary) may assume outstanding options and awards under the Plan or substitute a substantially similar option or award. If the successor corporation does not assume or substitute the outstanding options and awards, they will fully vest and become exercisable and all forfeiture restrictions will lapse. There are 747,144 shares of common stock reserved under the Foundstone Plan, of which 370,439 are available for issuance as of April 3, 2006.

OTHER INFORMATION
      We know of no other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our board of directors may recommend.
      A copy of our Annual Report on Form 10-K for the year ended December 31, 2005 may be obtained without charge by calling or writing the Corporate Secretary at our corporate headquarters.

By order of the Board of Directors,

Kent H. Roberts
Secretary
April 11, 2006

APPENDIX A
SUMMARY OF THE 1993 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS
      The key provisions of the 1993 Stock Option Plan for Outside Directors (the “Outside Directors Plan”) are summarized below. This summary, however, is not intended to be a complete description of all terms of the Outside Directors Plan. A copy of the plan text will be furnished to any stockholder upon request. Such a request should be directed to the Corporate Secretary at the company’s principal executive office at 3965 Freedom Circle, Santa Clara, CA 95054.
      Each outside director who is elected or re-elected for a term longer than one year is entitled to receive options on the date of election and each year during his or her term. On a director’s initial election to the Board, they are automatically granted an option to purchase 40,000 shares and each year after that they are automatically granted an option to purchase 20,000 shares.
Service Required for Exercise
      The initial grant made to an Outside Director under the Outside Directors Plan becomes exercisable one-third after one year of continuous service as a director and one-third at the end of each continuous year of service as director for the following two years.
      Each grant subsequent to the initial grant is exercisable in full after three years of continuous service as a director.
Number of Shares Reserved
      The total number of shares of the company’s Common Stock available for grant under the Outside Directors Plan as of April 3, 2006 is 27,185.
      The Outside Directors Plan is administered by the Board of Directors and/or by a duly appointed committee with powers specified by the Board (hereinafter referred to as the “Board”). All questions of interpretation of the Outside Directors Plan are determined by the Board, and such determinations are final and binding.
Transfer of Control
      For purposes of the Outside Directors Plan, the term “transfer of control” means:

•	sale or exchange of substantially all of the voting stock of the company;

•	a merger or consolidation;

•	sale, exchange or transfer of substantially all of the assets of the company.
      In the event of a Transfer of Control, any unexercisable or unvested portion of the outstanding options will become immediately exercisable and vested in full, 10 days prior to the date of the transfer of control.
      The Plan is intended to comply with the requirements of Rule 16b-3 under the Exchange Act.

A-1

New Plan Benefits
      The following table summarizes the option grants that were made to each of the non-employee directors under the Outside Directors Plan during the fiscal year ended December 31, 2005:

Number of
Shares Granted

Robert Bucknam	25,000
Leslie Denend	25,000
Robert Dutkowsky	25,000
Dale Fuller (joined Board in January 2006)	—
Denis O’Leary	25,000
Robert Pangia	25,000
Liane Wilson	25,000

Non-Employee Directors as a Group	150,000

A-2

APPENDIX B
CHARTER OF THE AUDIT COMMITTEE
Statement Purpose
      The Audit Committee of the Board of Directors of McAfee, Inc. (the “Company”) shall provide assistance to the Board of Directors relating to corporate accounting, and reporting practices of the Company. Specifically, the Audit Committee will assist with the oversight of (i) the quality and integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence and (iv) the performance of the Company’s internal audit function and independent auditors. The Audit Committee shall also prepare a report for inclusion in the Company’s annual proxy statement in accordance with applicable Securities and Exchange Commission (“SEC”) and New York Stock Exchange (“NYSE”) regulations.
      In so doing, the Audit Committee will maintain free and open communication between the directors, the independent auditors, and financial management of the Company.
Membership
      The Audit Committee members will be appointed by, and will serve at the discretion of the Board of Directors, and will consist of at least three members of the Board of Directors meeting the following criteria (as well as any other criteria required by the SEC or NYSE):

1. Each member will be an independent director, as defined by applicable NYSE and SEC requirements;

2. Each member will be able to read and understand fundamental financial statements, or otherwise be financially literate as such standard is interpreted by the Board of Directors; and

3. At least one member will have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibilities.
      Notwithstanding the foregoing, the board of directors is empowered to make the affirmative determination that a member of the Audit Committee has no material relationship with the Company and will disclose this determination as required by applicable NYSE and SEC requirements.
Responsibilities
      In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of high quality.
      In carrying out these responsibilities, the Audit Committee will:

1. Review and manage the external audit and the Company’s relationship with its external auditors by

(i) selecting the independent auditors, requiring that the independent auditors report directly to the Audit Committee, evaluating the performance of the independent auditors and as necessary terminating the independent auditors;

(ii) pre-approving the independent auditors’ fee arrangements, proposed audit scope, plan and approach;

(iii) pre-approving the retention of the independent auditors for any audit and permissible non-audit services and the fees for such services;

(iv) reviewing materials assessing the caliber of the independent auditors, including the independent auditors’ last peer review, if the same is available to the Audit Committee; and

(v) discussing with the independent auditors and the Company’s financial management, the financial statements and audit findings, including any significant adjustments, management judgments and accounting estimates, the quality of the Company’s accounting principles, new accounting policies and disclosure practices, disagreements with management, and any other matters described in SAS No. 61, as modified or supplemented.

2. Conduct a post-audit review of the financial statements and audit findings, including suggestions for improvements provided to management by the independent auditors.

3. Before filing the annual report on Form 10-K or any quarterly report on Form 10-Q, review the financial statements and the Company’s MD&A disclosures with management and the independent auditors to assess the financial statements and related disclosure to be presented to shareholders.

4. Review and recommend to the Board of Directors for inclusion in the 10-K, the audited financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations.

5. Discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

6. Cause the Company’s independent auditors to review the Company’s interim financial statements included in quarterly reports on Form 10-Q.

7. Periodically review with the independent auditors or the Company’s internal auditors and with Company financial personnel, the adequacy and effectiveness of the Company’s accounting and financial controls, including computerized information system controls and security.

8. Oversee compliance with the requirements of the SEC for disclosure of auditor’s services and Audit Committee members and activities. On an annual basis, obtain from the independent auditors a written communication delineating their relationships and professional services as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” In addition, review with the independent auditors the nature and scope of any disclosed relationships or professional services and take, or recommend that the Board of Directors take appropriate action to ensure the continuing objectivity and independence of the auditors.

9. Have a clear understanding with the independent auditors that they are ultimately accountable to the Board of Directors and the Audit Committee, who have the ultimate authority in deciding to engage, evaluate, and where appropriate, replace the independent auditors.

10. On an annual basis obtain and review a report by the independent auditor describing the independent auditor’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues; and all relationships between the independent auditor and the Company.

11. Inquire of management and the independent auditors about significant risks or exposures, and assess the steps management has taken to identify and minimize such risks to the Company.

12. If necessary, institute special investigations of matters brought to its attention within the scope of its duties and, if appropriate, hire special counsel or experts to assist.

13. Establish procedures for the receipt, retention and treatment of employee and other complaints on accounting, internal accounting controls or auditing matters, as well as for confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters complaints from employees. And, review with management and the independent auditors the adequacy of the Company’s processes to review such complaints of which the Company becomes aware that raise material issues regarding the Company’s financial statements, accounting policies or internal accounting controls.

14. Review related party transactions for potential conflicts of interest.

15. Set policies regarding the hiring of employees or former employees of the Company’s independent auditors.

16. Review the Audit Committee’s own structure, processes and membership requirements.

17. Provide a report of the Audit Committee in the Company’s proxy statement.

18. Obtain the full Board of Directors’ approval of this Charter. Annually review and update the Audit Committee’s charter and conduct a self-assessment of Committee performance, at least annually.

19. Regularly report to the Board of Directors and perform other oversight functions, and undertake such other duties, as requested by the full Board of Directors.

MEETINGS
      The Audit Committee will meet at least four times each year. The Audit Committee may establish its own schedule, which it will provide in advance to the Board of Directors.
      The Chief Executive Officer, Chief Financial Officer, and the independent auditors shall be invited to attend all regular meetings of the Audit Committee. The Audit Committee will meet separately with the Chief Executive Officer and separately with the Chief Financial Officer of the Company at least annually to review the financial affairs of the Company. Periodically, the Audit Committee shall also meet separately with the internal auditors and separately with the independent auditors to review the financial affairs of the Company. The Audit Committee will meet with the independent auditors of the Company, at such times as it deems appropriate, to review the independent auditors’ examination and management report. The Audit Committee may also meet with the Company’s investment bankers or financial analysts who follow the Company.
MINUTES
      The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors.
REPORTS
      The Audit Committee will summarize its examinations and recommendations to the Board as may be appropriate, consistent with the Committee’s charter.

MCAFEE, INC. 3965 FREEDOM CIRCLE SANTA CLARA, CA 95054 AUTO DATA PROCESSING INVESTOR COMM SERVICES ATTENTION: TEST PRINT 51 MERCEDES WAY EDGEWOOD, NY 11717
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by McAfee, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE -1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to McAfee, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

NAME
MCAFEE INC				123,456,789,012.12345
MCAFEE INC				123,456,789,012.12345
MCAFEE INC				123,456,789,012.12345
MCAFEE INC				123,456,789,012.12345
MCAFEE INC				123,456,789,012.12345
MCAFEE INC				123,456,789,012.12345
MCAFEE INC				123,456,789,012.12345
MCAFEE INC				123,456,789,012.12345

☒	PAGE	2	OF	2
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:		MCAFE1		KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
				DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MCAFEE, INC.

The board of directors recommends that you vote "for" the election of Mr. Denend and Mr. Samenuk.	02		0000000000		215010727603

Proposal No. 1 –– Election of Directors To elect two directors for 3 year terms Nominees: (01) Mr. Leslie Denend (02) Mr. George Samenuk		For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee, mark “For All Except” and write the Nominee’s name on the line below.

The board of directors recommends that you vote “for” the amendment to the 1993 stock option plan for outside directors.	For	Against	Abstain

Proposal No. 2 –– To Amend our 1993 Stock Option Plan for Outside Directors;	☐	☐	☐

The board of directors recommends a vote "for" ratification of the appointment of Deloitte & Touche LLP as our independent accountants.

Proposal No. 3 –– To ratify the appointment of Deloitte & Touche LLP as our independent public accountants for the year ending December 31, 2006; and	☐	☐	☐

Proposal No. 4 –– To transact any other business as may properly come before the meeting.

AUTO DATA PROCESSING INVESTOR COMM SERVICES
	Yes	No	ATTENTION
TEST PRINT
Please indicate if you plan to attend this meeting	☐	☐	51 MERCEDES WAY EDGEWOOD, NY 11717

123,456,789,012 579064106
Signature [PLEASE SIGN WITHIN BOX]	Date	P24338	Signature (Joint Owners)	Date	48

2006 NOTICE OF ANNUAL STOCKHOLDERS’ MEETING
AND PROXY STATEMENT
May 25, 2006
10:00 a.m. EDT
Hilton Hotel
1335 Avenue of the Americas
New York, New York 10019
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

McAfee, Inc.
3965 Freedom Circle
Santa Clara, California 95054

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS - May 25, 2006
     The undersigned stockholder of McAfee, Inc. (the “Company”) hereby appoints, George Samenuk and Kent H. Roberts, or either of them, as attorneys and proxies, with full power of substitution to each, to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Hilton Hotel located at 1335 Avenue of the Americas, New York, New York 10019 on Thursday May 25, 2006, at 10:00 a.m. local time, and at any adjournment or adjournments thereof, with all of the powers such undersigned stockholder would have if personally present, for the purposes listed on the reverse side.